EXHIBIT 99.1

Payman Khales Assumes Role as Integer President and CEO

~ Planned Leadership Transition Completed ~

PLANO, Texas, Oct. 24, 2025 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE: ITGR), a leading global medical device contract development and manufacturing organization (CDMO), today shared that, as part of a planned transition originally announced in April 2025, Payman Khales has assumed the role of President and Chief Executive Officer. He also joins the company’s Board of Directors. He succeeds Joseph Dziedzic, who is retiring after eight years of distinguished service as Integer President and CEO and will continue to serve as an advisor through March 31, 2026, to support a smooth transition.

Mr. Khales joined Integer in 2018 as President of the Cardio & Vascular business, where he led a successful market- and customer-focused strategy, doubling sales in seven years and driving above-market growth, while further improving service levels and profitability. Most recently, as Chief Operating Officer, he oversaw both of Integer’s business units and its global operations, further strengthening Integer’s reputation as a strategic partner to medical device companies and OEMs worldwide.

“It is a privilege to step into the role of CEO at Integer,” said Mr. Khales. “I am energized by the opportunities ahead as we continue to advance our strategy. Together with our talented associates, we will create value by innovating, collaborating with our customers, and delivering life-changing medical technologies to patients around the world. I am grateful to Joe for his mentorship and support, and I look forward to leading Integer.”

Prior to joining Integer, Mr. Khales held senior leadership roles at CECO Environmental Corp. and Ingersoll Rand Company. He holds an Executive MBA from Indiana University’s Kelley School of Business and a Bachelor of Science in Mechanical Engineering from École Polytechnique de Montréal.

About Integer®
Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device contract development and manufacturing organizations (CDMO) in the world, serving the cardiac rhythm management, neuromodulation, and cardio and vascular markets. As a strategic partner of choice to medical device companies and OEMs, Integer is committed to enhancing the lives of patients worldwide by providing innovative, high-quality products and solutions. The Company’s brands include Greatbatch Medical® and Lake Region Medical®. Additional information is available at www.integer.net.

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